UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 20, 2007

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2007, IA Global, Inc. (“IA Global”) entered into a binding term sheet agreement to acquire 80% of Esprit Co Ltd, a Tokyo, Japan based company.

Established in Tokyo in 2006, Esprit Co Ltd brings new recruiting expertise in the financial, automotive, fashion goods, and medical markets. Led by Mr. Goldsmith, Esprit will tie together and exploit the investments in the HR industry made by the company earlier this year; which include Slate Consulting, GPlus Media, and the Outsourcing Business acquired from LINC Media, subject to the closing of financing. Mr. Goldsmith will also be responsible for identifying and acquiring additional businesses that are complementary to IA Global’s Human Resources and Human Capital strategy throughout Asia. Mr. Goldsmith will work closely with Mr. Terrie Lloyd, President and founder of LINC Media and, the acting President of the Outsourcing Business.

The acquisition is based on a combination of equity and debt financing. IA Global expects to complete definitive acquisition agreements by January 31, 2008.

The transaction is structured as a share exchange in which IA Global will issue approximately 1.2 million shares of its common stock at $0.30 per share, the price during negotiations, totaling $320,000 plus notes and loan guarantees of $120,000 in exchange for 80% of Esprit Co Ltd. The parties agreed to value the transaction at $550,000.

The Binding Term Sheet is filed hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the Press Release announcing the transaction is filed hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Shell company transactions – None.

(d)	Exhibits –

Exhibit No.	Description

10.1	Binding Term Sheet, dated December 20, 2007, between IA Global, Inc. and Esprit Co Ltd.

99.1	Press Release, dated December 27, 2007, which announced the signing of a binding term sheet to acquire 80% of Esprit Co Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: December 27, 2007

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer